Contacts:	Maria Perrin (media relations) (212) 857-5470 mperrin@hmsy.com	Christine Rogers (investor relations) (212) 857-5986 crogers@hmsy.com

HMS ACQUIRES PERMEDION TO EXPAND CLINICAL REVIEW CAPABILITIES

NEW YORK, October 8, 2007 – Health Management Systems, Inc. (HMS) today announced that it has acquired the business of Peer Review Systems, Inc. d/b/a/ Permedion, an independent health care quality review and improvement organization based in Westerville, Ohio. With this acquisition, HMS augments its portfolio of program integrity and coordination of benefits service offerings for state Medicaid agencies and managed care organizations.

Permedion utilizes advanced data mining algorithms based on over 30 years of experience in Medicare and Medicaid claims review for coding/billing and medical necessity. The company’s staff includes a Medical Director, registered nurse reviewers, certified coding specialists, biostatisticians, epidemiologists, data analysts, and a nationwide network of over 400 physician reviewers. The company is accredited by URAC (Utilization Review Accreditation Commission) in both Independent Review and Utilization Management and has been designated by CMS as one of eight Qualified Independent Contractors (QIC) in the United States.

Permedion provides independent external medical review on issues of quality of care, medical necessity, and experimental/investigational treatment to both state government and private clients across the country. The company works with government agencies, including Medicaid, Medicare, State Insurance Departments, and Correctional Departments, to help ensure that services are billed appropriately, and that the care provided is of the highest quality.

“One of the largest components of waste and abuse in the Medicaid program involves payment for services that were either not provided as billed or were not medically necessary,” said Bill Lucia, President of HMS. “Permedion's clinical review expertise offers HMS’s clients increased opportunity to reduce unnecessary costs.”

Tom Schultz, President of Permedion, added, “As a part of HMS, Permedion is perfectly positioned to expand its reach nationwide to more state and federal health care payors, and to grow its service offerings. We are excited to be a part of HMS’s strategy to bring the entire range of program integrity services to the market through a single source.”

Permedion has held 24 Medicaid contracts in nine states and currently partners with the Ohio Department of Job and Family Services (ODJFS) to assure quality of care and appropriateness of services for the Ohio Medicaid population. Permedion also provides clinical review services as a subcontractor to HMS for the Colorado Medicaid program.

Permedion will operate as a wholly owned subsidiary of HMS and projects revenues of approximately $3.7 million for the fiscal year ending September 30, 2007. It is anticipated that the acquisition of Permedion will not have a material effect on HMS’s fourth quarter 2007 earnings.

About Health Management Systems

Health Management Systems (HMS) is the nation’s leader in cost containment, coordination of benefits, and program integrity services for government healthcare programs. HMS serves the Medicaid programs of 40 states and 65 Medicaid managed care plans. In addition, the company provides services to child support agencies, SCHIP, and Veterans Administration facilities. In 2006 alone, HMS recovered more than $1.0 billion from third parties and other funding sources for its clients, and provided data that assisted them in saving several billions more. HMS is a wholly owned subsidiary of HMS Holdings Corp. (NASDAQ: HMSY), which is headquartered in New York and operates offices nationwide.

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